Exhibit 99.3

        The following Non-GAAP Consolidated Statements of Income for the Years Ended December 31, 2001 and 2000 are presented for informational purposes.

CERTEGY INC.
NON-GAAP CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001
UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Non-GAAP Adjustments
	GAAP	Spin-off(1)	SFAS 142(2)	Non-GAAP
Revenues	$935,971	$—	$—	$935,971
Operating expenses:
Costs of services	686,588	2,350	(8,560)	680,378
Selling, general and administrative expenses	97,964	900	—	98,864
	784,552	3,250	(8,560)	779,242
Operating income	151,419	(3,250)	8,560	156,729
Other income, net	78	—	—	78
Interest expense	(7,200)	(8,413)	—	(15,613)
Income before income taxes and minority interests	144,297	(11,663)	8,560	141,194
(Provision) benefit for income taxes	(56,276)	4,549	(1,309)	(53,036)
Minority interests in earnings, net of tax	(945)	—	—	(945)
Net income	$87,076	$(7,114)	$7,251	$87,213
Basic:
Earnings per share	$1.27			$1.28

Average shares outstanding	68,317			68,317

Diluted:
Earnings per share	$1.26			$1.26

Average shares outstanding	69,063			69,063

        A reconciliation of GAAP operating income of the Company's reportable segments to non-GAAP operating income for the year-ended December 31, 2001 is as follows:

		Non-GAAP Adjustments
	GAAP	Spin-off(1)	SFAS 142(2)	Non-GAAP
Operating income:
Card Services	$119,767	$—	$7,637	$127,404
Check Services	43,502	—	923	44,425

	163,269	—	8,560	171,829
General corporate expense	(11,850)	(3,250)	—	(15,100)

	$151,419	$(3,250)	$8,560	$156,729

(1)
Spin-off adjustments include: a) additional operating expenses of $3.2 million, which specifically relate to incremental pension expense, insurance costs, corporate headquarters rent, and stand-alone public company costs for audit, director, and stock exchange fees; b) interest on the $275 million of debt used to fund a cash payment to Equifax in conjunction with the spin-off, at an annual rate of LIBOR plus 100 basis points (5.76 percent for the six months ended June 30, 2001), plus amortization of financing costs over the three-year term of the debt; and c) the income tax benefit resulting from the non-GAAP adjustments using the Company's effective tax rate for the period.

(2)
Non-GAAP adjustment to exclude goodwill amortization expense in accordance with SFAS 142, "Goodwill and Other Intangible Assets," as if the standard had been effective on January 1, 2001.

CERTEGY INC.
NON-GAAP CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000
UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Non-GAAP Adjustments
	GAAP	Spin-off(1)	SFAS 142(2)	Non-GAAP
Revenues	$865,907	$—	$—	$865,907
Operating expenses:
Costs of services	623,096	4,700	(8,022)	619,774
Selling, general and administrative expenses	95,652	1,800	—	97,452

	718,748	6,500	(8,022)	717,226

Operating income	147,159	(6,500)	8,022	148,681
Other income, net	1,309	—	—	1,309
Interest expense	(1,301)	(21,735)	—	(23,036)

Income before income taxes and minority interests	147,167	(28,235)	8,022	126,954
(Provision) benefit for income taxes	(57,609)	11,040	(1,259)	(47,828)
Minority interests in earnings, net of tax	(1,096)	—	—	(1,096)

Net income	$88,462	$(17,195)	$6,763	$78,030

Basic:
Earnings per share	$1.32			$1.16

Average shares outstanding	67,200			67,200

Diluted:
Earnings per share	$1.30			$1.15

Average shares outstanding	67,933			67,933

        A reconciliation of GAAP operating income of the Company's reportable segments to non-GAAP operating income for the year-ended December 31, 2000 is as follows:

		Non-GAAP Adjustments
	GAAP	Spin-off(1)	SFAS 142(2)	Non-GAAP
Operating income:
Card Services	$110,757	$—	$7,090	$117,847
Check Services	44,205	—	932	45,137

	154,962	—	8,022	162,984
General corporate expense	(7,803)	(6,500)	—	(14,303)

	$147,159	$(6,500)	$8,022	$148,681

(1)
Spin-off adjustments include: a) additional operating expenses of $6.5 million, which specifically relate to incremental pension expense, insurance costs, corporate headquarters rent, and stand-alone public company costs for audit, director, and stock exchange fees; b) interest on the $275 million of debt used to fund a cash payment to Equifax in conjunction with the spin-off, at an annual rate of LIBOR plus 100 basis points (7.54 percent for the year ended December 31, 2000), plus amortization of financing costs over the three-year term of the debt; and c) the income tax benefit resulting from the non-GAAP adjustments using the Company's effective tax rate for the period.

(2)
Non-GAAP adjustment to exclude goodwill amortization expense in accordance with SFAS 142, "Goodwill and Other Intangible Assets," as if the standard had been effective on January 1, 2000.